Exhibit (23)


                        Consent of KPMG Peat Marwick LLP




The Human Resources Committee
First Union Corporation


We consent to the incorporation by reference in the Registration Statement (No. 333-11613) on Form S-8 of the First Union Corporation Savings Plan (the Plan), of our report dated June 13, 1997, relating to the statements of net assets available for benefits as of December 31, 1996 and December 30, 1995, and the statement of changes in net assets available for benefits for the year ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 11-K of the Plan.




KPMG Peat Marwick LLP
Charlotte, North Carolina
June 23, 1997